Exhibit 99.1

China Green Agriculture, Inc. Reports the Financial Results for the First Quarter of Fiscal Year 2016,

With Revenue, Net income Beating the Guidance, Provides Guidance of Revenue and Net Income for the Second Quarter of Fiscal Year 2016 and confirms the Guidance of Fiscal Year 2016

XI'AN, China, November 13, 2015 /PRNewswire-Asia-FirstCall/ --

•	First Quarter of FY 2016 net sales increased 5.6% to $54.2 million; net income decreased 10.5% to $7.2 million with EPS of $0.20.

•	The Company provided guidance range for Second Quarter of Fiscal Year 2016: Revenue, Net Income and EPS of between $53.7 million and $56 million, $3 million and $5 million, and $0.08 and $ 0.14 based on 36.9 million fully diluted shares, respectively.

•	The Company confirmed guidance range for Fiscal Year 2016 as the following: Revenue, Net Income and EPS of between $257.6 million and $269.4 million, $21.1 million and $24.1 million, and $0.57 and $0.65 based on 36.9 million fully diluted shares, respectively.

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the quarter ended September 30, 2015.

Financial Summary

First Quarter 2016 Results (USD)
(three months ended September 30, 2015)

	Q1 FY2016	Q1 FY2015	CHANGE (%)
Net Sales	$54.2 million	$51.3 million	5.6%
Gross Profit	$24.2 million	$24.7 million	(2.0)%
Net Income	$7.2 million	$8.1 million	(10.5)%
EPS (Diluted)	$0.20	$0.25	(19.4)%
Weighted Average Shares Outstanding (Diluted)	$35.9 million	$32.4 million	11.0%

“We are very pleased with our performance on business operation, generating $7.2 million net income in the first quarter ended September 30, 2015," said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the second quarter of fiscal year 2016, we expect net sales of $53.7 to $56 million, net income of $3 to $5 million, and EPS of $0.08 to $0.14 based on 36.9 million fully diluted weighted average shares outstanding for the second quarter ended December 31, 2015. We are confident in achieving our target for the second quarter of fiscal year 2016.”

The First Three Months of FY2016 Results of Operations

Net Sales

Total net sales for the three months ended September 30, 2015 were $54,184,271, an increase of $2,882,481 or 5.6%, from $51,301,790 for the three months ended September 30, 2014. This increase was due to an increase in net sales from the Company’s three business segments- namely, fertilizer products (Jinong), fertilizer products (Gufeng) and agricultural products (Yuxing).

For the three months ended September 30, 2015, Jinong’s net sales increased $243,639, or 0.7%, to $34,707,804 from $34,464,165 for the three months ended September 30, 2014. This increase was mainly attributable to Jinong’s higher priced liquid fertilizer sold despite the decrease in Jinong’s sales volume during the three months ended September 30, 2015.

For the three months ended September 30, 2015, Gufeng’s net sales were $18,234,832, an increase of $2,248,758, or 14.1% from $15,986,074 for the three months ended September 30, 2014. The increase was mainly attributable to Gufeng’s expanding of its marketing promotion strategy, especially the large amount sale to Sino-agri Group during the three months ended September 30, 2015.

For the three months ended September 30, 2015, Yuxing’s net sales were $1,241,635, an increase of $390,084 or 45.8%, from $851,551 for the three months ended September 30, 2014. The increase was mainly attributable to the increase in market demand and the higher prices on Yuxing’s top grade flowers during the three months ended September 30, 2015.

Cost of Goods Sold

Total cost of goods sold for the three months ended September 30, 2015 was $29,996,109, an increase of $3,367,753, or 12.6%, from $26,628,356 for the three months ended September 30, 2014. This increase was mainly due to the 5.6% increase in net sales and an increase in the cost of raw materials.

Cost of goods sold by Jinong for the three months ended September 30, 2015 was $14,540,385, an increase of $1,159,762, or 8.7%, from $13,380,623 for the three months ended September 30, 2014. The increase in cost of goods was primarily attributable to higher raw materials cost.

Cost of goods sold by Gufeng for the three months ended September 30, 2015 was $14,745,674, an increase of $2,146,489, or 17.0%, from $12,599,185 for the three months ended September 30, 2014. This increase was primarily attributable to an increase in the cost of raw materials and an increase in the sales of fertilizer products.

For three months ended September 30, 2015, cost of goods sold by Yuxing was $710,050, an increase of $61,502, or 9.5%, from $648,548 for the three months ended September 30, 2014. This increase was mainly due to the increase in Yuxing’s net sales.

Gross Profit

Total gross profit for the three months ended September 30, 2015 decreased by $485,272, or 2.0%, to $24,188,162, as compared to $24,673,434 for the three months ended September 30, 2014. Gross profit margin was 44.6% and 48.1% for the three months ended September 30, 2015 and 2014, respectively.

Gross profit generated by Jinong decreased by $916,123, or 4.3%, to $20,167,419 for the three months ended September 30, 2015 from $21,083,542 for the three months ended September 30, 2014. Gross profit margin from Jinong’s sales was approximately 58.1% and 61.2% for the three months ended September 30, 2015 and 2014, respectively. The decrease in gross profit margin was mainly due to higher raw material cost and higher packaging cost.

For the three months ended September 30, 2015, gross profit generated by Gufeng was $3,489,158, an increase of $102,269, or 3.0%, from $3,386,889 for the three months ended September 30, 2014. Gross profit margin from Gufeng’s sales was approximately 19.1% and 21.2% for the three months ended September 30, 2015 and 2014, respectively. The decrease in gross profit percentage was mainly due to the increased weight for sales of lower-margin products in Gufeng’s total sales answering to market demand.

For the three months ended September 30, 2015, gross profit generated by Yuxing was $531,585, an increase of $328,582, or 161.9% from $203,003 for the three months ended September 30, 2014. The gross profit margin was approximately 42.8% and 23.8% for the three months ended September 30, 2015 and 2014, respectively. The increase in gross profit margin was mainly due to the higher priced top grade flowers that Yuxing sold during the three months ended September 30, 2015.

Selling Expenses

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $2,343,755, or 4.3%, of net sales for the three months ended September 30, 2015, as compared to $735,637 or 1.4% of net sales for the three months ended September 30, 2014, an increase of $1,608,118, or 218.6%. The selling expenses of Yuxing were $7,705 or 0.6% of Yuxing’s net sales for the three months ended September 30, 2015, as compared to $7,138, or 0.8% of Yuxing’s net sales for the three months ended September 30, 2014. The selling expenses of Gufeng were $152,685 or 0.8% of Gufeng’s net sales for the three months ended September 30, 2015, as compared to $185,978, or 1.2% of Gufeng’s net sales for the three months ended September 30, 2014. The selling expenses of Jinong for the three months ended September 30, 2015 were $2,183,365 or 6.3% of Jinong’s net sales, as compared to selling expenses of $542,521, or 1.6% of Jinong’s net sales for the three months ended September 30, 2014. The increase in Jinong’s selling expenses was due to Jinong’s expanded marketing efforts.

Selling Expenses – amortization of deferred assets

Our selling expenses - amortization of our deferred assets were $9,712,715, or 17.9%, of net sales for the three months ended September 30, 2015, as compared to $10,331,084 or 20.1% of net sales for the three months ended September 30, 2014, a decrease of $618,369, or 6.0%. This decrease was due to the fact that some of the deferred assets were fully amortized and therefore no amortization was recorded on the fully amortized assets during the three months ended September 30, 2015.

General and Administrative Expenses

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $2,753,642, or 5.1% of net sales for the three months ended September 30, 2015, as compared to $3,119,632, or 6.1%, of net sales for the three months ended September 30, 2014, a decrease of $365,990, or 11.7%.  The decrease in general and administrative expenses was mainly due to the related expense in the stock compensation awarded to the employees which amounted to $1,076,494 for the three months ended September 30, 2015 as compared to $1,420,720 for the three months ended September 30, 2014.

Net Income

Net income for the three months ended September 30, 2015 was $7,245,672, a decrease of $853,410, or 10.5%, compared to $8,099,082 for the three months ended September 30, 2014. The decrease was attributable to higher cost of goods sold and an increase in selling expenses, offset by an increase in net sales and lower general and administrative expenses. Net income as a percentage of total net sales was approximately 13.4% and 15.8% for the three months ended September 30, 2015 and 2014, respectively.

Financial Condition

Net cash provided in operating activities was $7,056,113 for the three months ended September 30, 2015, a decrease of $10,374,611, or 59.5% from cash provided by operating activities of $17,430,724 for the three months ended September 30, 2014. Net cash used in investing activities for the three months ended September 30, 2015 was $2,590, a decrease of $2,556,613, or 99.9% from cash used in investing activities of $2,559,203 for the three months ended September 30, 2014. Company had $ 20.8 million in short-term loans as of September 30, 2015, a decrease of $2.8 million, as compared to $23.6 million in short-term loans as of June 30, 2015. We had accounts receivable of $67,400,965 as of September 30, 2015, as compared to $68,528,598 as of June 30, 2015, a decrease of $1,127,633 or 1.6%.

Second Quarter Fiscal Year 2016 and Confirmed Fiscal Year 2016 Guidance

For the ongoing second quarter ending December 31, 2015, amid the marketing efforts both online and offline, management has expectation of net sales of $53.7 to $56 million, net income of $3 to $5 million, and EPS of $0.08 to $0.14 based on 36.9 million fully diluted shares. For the fiscal year ended June 30, 2016, management has expectation of net sales of $257.6 million to $269.4 million, net income of $21.1 million to $24.1 million, and an EPS of $0.57 to $0.65 based on 36.9 million fully diluted shares.

Conference Call

The Company will hold a conference call at 7:00 a.m. ET on Friday, November 13, 2015. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's First Quarter Fiscal Year 2016 Financial Results" to join the call.

Participant Dial In (Toll Free):	1-888-346-8982
Participant International Dial In:	1-412-902-4272
Hong Kong-Local Toll	852-301-84992
Beijing-Local Toll	86-10-5357-3132
China Toll Free	86-4001-201203
Hong Kong Toll Free	852-800-905945

To access the replay, please dial any of the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10076134

The replay will be available 1 hour after the end of the conference.

Teleconference Replay Available Until: November 20, 2015

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd ("Gufeng") and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 127 different kinds of fertilizer products through 1,037 distributors as of September 30, 2015, all of the products are certified by the government of the People's Republic of China (the "PRC") as Green Food Production Materials, as stated by the China Green Food Development Center. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., produced and sold 332 different kinds of fertilizer products, and had 288 distributors in the PRC. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Mr. Fang Wang (English and Chinese)

Tel: +86-29-88266383

Email: wangfang@cgagri.com

SOURCE China Green Agriculture, Inc.